UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1 to Form 8-A Originally filed on August 24, 1998)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SITEL Corporation
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	47-0684333
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7277 World Communications Drive
Omaha, Nebraska	68122
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

AMENDMENT No. 1 TO FORM 8-A

     This Amendment No. 1 amends the Form 8-A, originally filed on August 24, 1998 (the “Form 8-A”). Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered

     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following as the last paragraph:

     On October 12, 2006, SITEL Corporation, a Minnesota corporation (the “Company”), ClientLogic Corporation, a Delaware corporation (“Parent”), and Stagecoach Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Merger has been approved by the respective Boards of Directors of the Company, Parent and Merger Sub.

     Prior to execution of the Merger Agreement, the Board of Directors of the Company amended the Rights Agreement (the “Rights Amendment Resolution”) between the Company and First Chicago Trust Company of New York, the name of which has been changed to Computershare Trust Company, N.A., dated as of August 21, 1998 (the “Rights Agreement”). The effect of the Rights Amendment Resolution is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger and execution of the voting agreements pursuant to which certain stockholders have agreed to vote their shares in favor of the Merger, without triggering the separation of the stockholder rights from the shares with which they are associated or exercise of the stockholder rights or any other event under the Rights Agreement. In particular, none of Parent, Merger Sub and any other direct or indirect subsidiary of Parent shall be deemed to be an Acquiring Person by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. In addition, pursuant to the Rights Amendment Resolution, the Rights will expire on consummation of the Merger.

     The Rights Amendment Resolution, which is filed as Exhibit 4.4, is incorporated by reference herein, and the foregoing description of the Rights Amendment Resolution is qualified in its entirety by reference to the Rights Amendment Resolution.

Item 2. Exhibits

Exhibit No.	Description

Exhibit 4.3

Rights Agreement, dated as of August 21, 1998, between SITEL Corporation and First Chicago Trust Company of New York, the name of which has been changed to Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Shares of Preferred Stock as Exhibit C (incorporated by reference to the Form 8-A filed on August 24, 1998).

Exhibit 4.4

Rights Amendment Resolution amending the Rights Agreement dated as of August 21, 1998 between SITEL Corporation and Computershare Trust Company, N.A. (incorporated by reference to the Form 8-K filed on October 18, 2006).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 18, 2006

SITEL CORPORATION

	By:	/s/ Teresa A. Beaufait

		Name:	Teresa A. Beaufait
		Title:	General Counsel